UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-A/A

Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

BENCHMARK ELECTRONICS, INC.
(Exact name of registrant as specified in its charter)

TEXAS	74-2211011
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

3000 TECHNOLOGY DRIVE
ANGLETON, TEXAS 77515
(Address, including zip code, of principal executive office)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box  ☒ .

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐ .

Securities Act registration statement file number to which this form relates:  Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:  None

This Form 8-A/A amends and supplements the Form 8-A filed by Benchmark Electronics, Inc. (the “Company”), with the Securities and Exchange Commission (the “SEC”) on December 11, 1998 (the “Form 8-A”).

Item 1	Description of Registrant’s Securities to be Registered

Item 1 of the Form 8-A is amended and supplemented by adding the following:

On May 18, 2010, a majority of the Company’s shareholders approved Amendment No. 2 (“Amendment No. 2”) to the Rights Agreement dated as of December 11, 1998, as amended by Amendment No. 1 (“Amendment No. 1”) dated as of December 10, 2008 (as amended, the “Rights Agreement”), between the Company and ComputerShare Trust Company, N.A., as rights agent (as successor rights agent to Harris Trust and Savings Bank) (the “Rights Agent”), in order to (i) reduce the term of the Rights Agreement to three years from the date of Amendment No. 2, (ii) amend the definition of “Acquiring Person” to increase the threshold at which a person’s acquisition of beneficial ownership of Common Shares will trigger the distribution of Rights (as such terms are defined in the Rights Agreement) in accordance with the Rights Agreement from 15% to 20% of the outstanding Common Shares and (iii) add a “qualified offer” provision allowing holders of the Common Shares, under certain circumstances, to call a special meeting of the Company’s shareholders to consider a required redemption of the Rights (which would have the effect of removing the obstacles to completing an acquisition by an Acquiring Person).

The foregoing summary of Amendment No. 2 is qualified in its entirety by reference to the full text of Amendment No. 2, which is attached as Exhibit 4.1 hereto, the full text of Amendment No. 1, which is filed as Exhibit 4.1 to the Form 8-K filed by the Company with the SEC on December 10, 2008, and the full text of the unamended Rights Agreement, which was filed as Exhibit 1 to the Form 8-A.

Item 2	Exhibits

Item 2 of the Form 8-A is hereby amended and supplemented by adding the following:

4.1
Amendment No. 2 dated as of May 18, 2010, to the Rights Agreement dated as of December 11, 1998, as amended by Amendment No. 1 dated as of December 10, 2008, between Benchmark Electronics, Inc., and ComputerShare Trust Company, N.A.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

BENCHMARK ELECTRONICS, INC.

Date: May 25, 2010	By:	/s/ CARYT. FU
	Name: Title:	Cary T. Fu Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1
Amendment No. 2 dated as of May 18, 2010, to the Rights Agreement dated as of December 11, 1998, as amended by Amendment No. 1 dated as of December 10, 2008, between Benchmark Electronics, Inc., and ComputerShare Trust Company, N.A.